Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated November 4, 2020 (which includes an explanatory paragraph relating to Tiga Acquisition Corp.’s ability to continue as a going concern), relating to the balance sheet of Tiga Acquisition Corp. as of July 27, 2020 and the related statements of operations, changes in shareholder’s equity and cash flows for the period from July 27, 2020 (inception) through July 27, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
November 4, 2020